CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

Party A: Xi’an Baorun Industrial Development Co., Ltd.
Address: Room 10720, Dongxin Century Plaza, No.7, Huoju Road, Xi’an
Legal Representative: Gao Xincheng

Party B: Li Gaihong
ID/Passport Number: 610528197706072022
Address:

In consideration of Party B's employment or continued employment with Party A, and the compensation now and hereafter paid to Party B by Party A, the Parties hereby agree to enter into this Agreement. For the purposes of this Agreement, "Group" means Party A and any entity which is established by Party A for the time being and from time to time, the holding company, parent or subsidiary or affiliate of Party A, or any subsidiary or office of the holding company of Party A.

1.
Employment. Party B acknowledge that the terms and conditions of his/her employment with Party A is provided for in a separate employment agreement between the Parties and no provision of this Agreement shall be construed as confirmation of Party B's employment with Party A.

2.	Business: Refined oil wholesale business

3.	Confidential Information

Confidential Information in this Agreement includes:

3.1
Company Information.  Company Information means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, patterns, plans, compilations, inventions and developments, products, formulas, designs, prototypes, methods, techniques, processes, procedures, computer programs and software (whether as source code or object code), database, development plans, records for research and development, technical report, inspection report, experimental data, operation manual, technical documentation, technologies, hardware configuration information, yield data, equipment modifications, services, customer lists and customers (including, but not limited to, customers of Party A and/or any other member of the Group on whom Party B called or with whom Party B became acquainted during the term of Party B's employment with Party A), supplier lists, partners, markets, pricing, marketing, finances, salary, legal business or other business information of the Group disclosed to Party B or obtained by Party B from Party A and/or any other member of the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  Confidential Information may be a complete set of plan, documentation or product, and may also be part of the information or elements of the complete set of plan, documentation or product.  The Parties further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Party B or of others who were under confidentiality obligations as to the item or items involved.

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3.2
Third Party Information.  Party B recognize that Party A and/or other members of the Group have received and in the future will receive from third parties, including subsidiaries and affiliated companies of Party A, their confidential or proprietary information subject to a duty on Party A’s part and/or the part of other members of the Group to maintain the confidentiality of such information and to use it only for certain limited purposes.  Party B agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his/her work for Party A consistent with the agreement(s) Party A and/or a member of the Group has entered into with such third party.

4.	Media of Confidential Information

4.1
All documents, information, photographs, diagrams, notes, reports, letters, faxes, magnetic tapes, disks, prototypes, apparatus and any other forms of media, which are containing Confidential Information of Party A and held or kept by Party B in need of his/her work, shall be owned by Party A, no matter whether the Confidential Information is of business value.

4.2
Party B shall return Party A all the properties and media contained Confidential Information owned by Party A upon Party A's so request or Party B's dismissal (whatever the reason is), and shall not reproduce, hold or give the media herein above to any other person without authorization of Party A.

4.3
If the aforesaid media contained Confidential Information of Party A belong to Party B, Party A shall make corresponding economic compensation equivalent of the value of the media itself to Party B when Party B returns such media to Party A.

5.	Maintenance of Confidentiality

5.1
Party B agrees at all times during the term of his/her employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Party A or the benefit of the Group, or to disclose, publicize, release, impart, transfer, to any person, firm or corporation (including other employees who are not entitled to know Confidential Information in accordance with Party A's internal administrations) without written authorization of Party A, any Confidential Information.  Party B agrees that he/she shall secure and keep such Confidential Information confidential and shall protect and safeguard the Confidential Information against any unauthorized use, disclosure, report, transfer or publication with at least the same degree of care as it uses for its own confidential or proprietary information, but in no event use less than reasonable care;

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5.2
Except for the benefit of Party A or the benefit of the Group, Party B shall not take any Confidential Information and media contained Confidential Information out of Party A's office without written authorization of Party A.

5.3
It will be regarded that Party A has agreed that Party B may disclose or use Confidential Information once Party B's supervisor of Party A has agreed in writing Party B to do so, provided that Party A has clearly stated in advance that such superior manager had been granted such power.

5.4
Except for the benefit of Party A or the benefit of the Group, Party B shall not  inquiry, disclose or discuss the salary, bonus, welfare, option or any other payments to or with any other persons except for the direct relatives of Party B.

6.	Intellectual Property Rights

6.1
Works Retained and Licensed. Party B have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him/her prior to his/her employment with Party A (collectively referred to as "Prior Works"), which belong to Party B and relate to Party A’s current and proposed business, products or research and development, and which are not assigned to Party A; or, if no such list is attached, Party B represent that there are no 就such Prior Works.  If in the course of Party B employment with Party A, Party B incorporate into a product, process or machine of Party A and/or any other member of the Group the Prior Works owned by Party B or in which Party B have an interest, Party A is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Works as part of or in connection with such product, process or machine.

6.2
Disclosure.  Party B agrees that Party B will promptly make full written disclosure to Party A or its designee, will hold in trust for the sole right and benefit of Party A, all his/her right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which Party B may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period that Party B is in the employ of Party A (collectively referred to as "Works").

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6.3
Intellectual Property Rights.  The Parties acknowledge that Party A or its designee, has the absolute title, right or interest in and to any and all Works made by Party B (solely or jointly with others) during the period of Party B's employment with Party A or within one year after Party B's dismissal, and which are the duties of Party B  or the tasks assigned to him by Party A or its designee, or which are created mainly with the materials and technical resources of Party A or its designee and under Party A or its designee's responsibility.  Those Works are the "service invention-creation (zhi wu fa ming)" and "works made for hire (zhi wu zuo pin)" as defined under the patent and copyright laws of the People’s Republic of China.  Party B understands and agrees that the decision whether or not to commercialize or market Works is within Party A’s sole discretion and for the sole benefit of Party A and/or any other member of the Group.  Party B shall put forward written applications if he/she claims for authorship of the works made by him during the period of Party B's employment with Party A, and Party B is entitled to such works upon written confirmation of Party A that such works are not Works made for hire (zhi wu zuo pin).  The works made by Party B for which Party B does not claim will be regarded as the Works made for hire.  In respect of such works of Party B which are not the Works but related to the business of Party A or the Group, Party A or any member of the Group shall have a preemptive right to acquire for itself or its nominee all or any part (at Party A's option) of Party B's rights therein within three (3) months of Party B's disclosure to Party A of such works.

6.4
Maintenance of Records.  Party B agrees to keep and maintain adequate and current written records of all Works made by Party B (solely or jointly with others) during the term of his/her employment with Party A.  The records will be in the form of notes, sketches, drawings, and any other format.  The records will be available to and remain the sole property of Party A at all times.

6.5
Patent and Copyright Registrations.  Party B agrees to assist Party A, or its designee, at Party A's expense, in every proper way to secure Party A's (or its designee's) rights in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Party A of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Party A shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Party A, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Party B further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of this Agreement.

7.
Conflicting Employment.  Party B agrees that, during the term of his/her employment with Party A, Party B will provide full-time services to Party A and will not accept, provide or engage in, directly or indirectly any other employment, occupation, consulting or other business activity related to the business in which Party A and/or the Group is now involved or becomes involved during the term of his/her employment, nor will Party B engage in any other activities that conflict with his/her obligations to Party A. Without unanimous written consent from the Board of Directors of Party A, Party B shall not acquire any shares or interests of other companies which have business activity related to the business in which Party A and/or the Group is now involved or becomes involved during the term of his/her employment other than that have been disclosed to Party A upon the execution of this Agreement.

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8.	Non-competition.

8.1
Party B agrees that during the course of his/her employment and for a period of 24 months(Party A shall be entitled to waive or reduce the period at its own discretion) immediately following the termination of his/her relationship with Party A for any reason, whether with or without good cause or for any or no cause, voluntarily or involuntarily, with or without notice, Party B will not, without the prior unanimous written consent of the Board of Director of Party A, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate Party B with, any business, in competition with or otherwise similar to Party A's business, as stated under Section 2 of this Agreement.  The foregoing covenant shall cover Party B's activities in every part of the Territory in which Party B may conduct business during the term of such covenant as set forth above.  "Territory" shall mean (a) the People's Republic of China, (b) Taiwan, (c) Hong Kong, (d) Macao, (e) the United States of America, and (f) all other countries and/or regions of the world.

8.2
Party B acknowledge that Party B will derive significant value from Party A's agreement to provide Party B with that Confidential Information of Party A and/or any member of the Group to enable Party B to optimize the performance of Party B's duties to Party A.  Party B further acknowledge that Party B's fulfillment of the obligations contained in this Agreement, including, but not limited to, Party B's obligation neither to disclose nor to use the Confidential Information of Party A or any member of the Group other than for Party A's exclusive benefit and Party B's obligation not to compete contained in subsection (a) above, is necessary to protect the Confidential Information of Party A or any member of the Group and, consequently, to preserve the value and goodwill of Party A.  Party B further acknowledge the time, geographic and scope limitations of Party B's obligations under Section 8.1 above are reasonable, especially in light of Party A's and the Group's desire to protect their Confidential Information, and that Party B will not be precluded from gainful employment if Party B is obligated not to compete with Party A during the period and within the Territory as described above.

8.3
The covenants contained in Section 8.1 above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 8.1 above.  If, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of Section 8.1 above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

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8.4
Party B further agrees that Party B will be compensated by Party A upon the termination of Party B's employment with Party A and for the performance of the covenants that Party B make in this Section 8 of this Agreement (hereinafter “Compensation”).  The total amount of Compensation shall be the twelve times of monthly-salary based on the month when leaving the employ or the lowest amount as required by law, whichever is higher(In the case of Party A waive the requirement of non-competition or reduce the period, the compensation shall be canceled or reduced in proportion respectively). The Compensation will be paid by two installments, of which the first installment equal to 1/2 of the total amount of the Compensation will be paid within one month after the employment is terminated and the other installments equal to 1/2 of the total amount of the Compensation will be paid per three months thereafter.

9.
Returning Party A's Documents.  Party B agrees that, at the time of leaving the employ of Party A, Party B will deliver to Party A (and will not keep in Party B's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Party B pursuant to Party B's employment with Party A or otherwise belonging to Party A and/or any other member of the Group, their successors or assigns.  In the event of the termination of Party B's employment, Party B agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

10.
Liability for Default.  In the event that Party B breaches this Agreement and causes any damages of Party A, he/she shall be liable for such breach and shall compensate all damages resulting thereof.  The amount of compensation may be deducted directly from Party B's salary, bonus and other incomes paid by Party A after Party B is informed and has confirmed in written form.

11.
Notification of New Employer.  In the event that Party B leave the employ of Party A, Party B hereby grant consent to notification by Party A to his/her new employer about his/her rights and obligations under this Agreement.

12.
Solicitation of Employees.  Party B agrees that for a period of 24 months immediately following the termination of his/her relationship with Party A for any reason, whether with or without cause, Party B shall not either directly or indirectly solicit, induce, recruit or encourage any employees of Party A and/or any other member of the Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Party A and/or any other member of the Group, either for himself/herself or for any other person or entity.

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13.	Conflict of Interest Guidelines. Party B agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

14.	Anti-Corruption Policy. Party B agrees to diligently adhere to the Anti-Corruption Policy of Party A attached hereto as Exhibit D.

15.
Representations.  Party B agrees to execute any warranties or verify any proper document required to carry out the terms of this Agreement.  Party B represent that his/her performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Party B in confidence or in trust prior to his/her employment by Party A.  Party B has not entered into, and Party B agrees he/she will not enter into any oral or written agreement in conflict herewith.

16.	Arbitration.

16.1
Arbitration.  THE PARTIES AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO CHINA INTERNATIONAL ECONOMIC AND TRADE ARBITRATION COMMISSION ("CIETAC") FOR ARBITRATION.  THE ARBITRATION SHALL BE CONDUCTED IN BEIJING IN ACCORDANCE WITH THE THEN APPLICABLE ARBITRATION RULES OF CIETAC.  THE ARBITRATION AWARD SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION.

16.2
Consideration. PARTY B UNDERSTAND THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE.

17.	General Provisions

17.1	Governing Law. This Agreement will be governed by the laws of the People's Republic of China, without reference to choice of laws or conflict of laws principles.

17.2
Entire Agreement.  This Agreement sets forth the entire agreement and understanding between Party A and Party B relating to the subject matter herein, supersedes any prior agreement(s) between us regarding the subject matter herein, and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in Party B's duties, salary or compensation will not affect the validity or scope of this Agreement.

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17.3	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

17.4
Successors and Assigns.  This Agreement will be binding upon Party B's heirs, executors, administrators and other legal representatives and will be for the benefit of Party A, its successors, and its assigns.

17.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

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Party A: Xi’an Baorun Industrial Development Co., Ltd.

Name: Gao Xincheng

By:	/s/ Gao Xincheng

Party B: Li Gaihong

By:	/s/ Li Gaihong

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EXHIBIT A

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
CONFLICT OF INTEREST GUIDELINES

It is the policy of Xi’an Baorun Industrial Development Co., Ltd., its subsidiaries, affiliates, successors or assigns (together, the "Company") to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of Party A.  The following are potentially compromising situations which must be avoided.  Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.
Revealing confidential information to outsiders or misusing confidential information.  Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to Party A is intended.  (The Confidential Information, Invention Assignment and Non-Competition Agreement elaborates on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to Party A.

3.	Participating in civic or professional organizations that might involve divulging confidential information of Party A.

4.
Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement (other than as officers of Party A appointed by the board of directors of Party A).

5.	Initiating or approving any form of personal or social harassment of employees.

6.
Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Party A.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to Party A.

9.	Improperly using or disclosing to Party A any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

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11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of Party A.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review.  Violations of this conflict of interest policy may result in discharge without warning.

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EXHIBIT B
XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
CONFLICT OF INTEREST GUIDELINES

The following policies are made and will be enforced by Xi’an Baorun Industrial Development Co., Ltd., its subsidiaries, affiliates, successors or assigns (together, the "Company") that:

1.
The use of Company funds or assets for any unlawful or improper purpose is strictly prohibited.  No payment shall be made to, or for the benefit of, government employees for the purpose of, or otherwise in connection with, the securing of sales to or obtaining favorable action by a government agency.  Gifts of substantial value to or lavish entertainment of government employees are prohibited since they can be construed as attempts to influence government decisions in matters affecting Party A's operation.  Any entertaining of public officials, or the furnishing of assistance in the form of transportation or other services should be of such nature that the official's integrity or reputation will not be compromised.

2.
The offer, payment or promise to transfer in the future company funds or assets or the delivery of gifts or anything else of value to the officials, the political parties or officials or candidates of the political parties is strictly prohibited for the purpose of influencing any act or decision of any such person in his or her official capacity, including the decision to fail to perform his or her official functions or to use such persons or party’s influence with a the government or instrumentality in order to affect or to influence any act or decision of such government or instrumentality in order to assist Party A in obtaining or retaining business for or with, or directing business to any person or entity.

3.
All records must truly reflect the transactions they record.  All assets and liabilities shall be recorded in the regular books of account.  No undisclosed or unrecorded fund or asset shall be established for any purpose.  No false or artificial entries shall be made in the books and records for any reason.  No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the document supporting the payment.

4.	No political contribution shall be made, directly or indirectly, with corporate funds or assets regardless of whether the contributions are legal under the laws of the county in which they are made.

5.
Any employee who learns of or suspects a violation of this Policy should promptly report the matter to the President, Chief Financial Officer or Internal Auditor, as appropriate in the circumstances.  All managers shall be responsible for the enforcement of and compliance with this Policy, including the necessary distribution to insure employee knowledge and compliance.

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